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                                EXHIBIT 10e


                          OXFORD INDUSTRIES, INC.
              SUMMARY OF EXECUTIVE MEDICAL REIMBURSEMENT PLAN
                      FISCAL YEAR ENDED JUNE 3, 1994



     The Company provides an Executive Medical Reimbursement plan, under coverage from an insurance company, for certain executives of the Company for medical expenses not covered by the Company's
Flexible Medical Plan.

     Irrespective of any provisions of the Flexible Medical plan, the Executive Medical Reimbursement Plan provides that the insurance company providing coverage under the Plans will pay 100% of the charges incurred by the participating executive or his eligible dependent for hospital, surgical, medical or dental expenses, including expenses relating to vision care, eyeglasses, hearing examination and hearing aids, Orthodontia, and physicals. The Executive Medical Reimbursement Plan does not cover (i) the executive's required contributions under the Flexible Medical Plan,
(ii) the first $250 deductible under the comprehensive medical expense insurance provisions of the Flexible Medical Plan, (iii) expenses for non-prescription drugs or medicines, (iv) routine travel expenses to and from the place of service, and (v) charges in excess of Usual, Customary and Reasonable allowance.

     The aggregate maximum amount payable for any one participating executive and all his eligible dependents is $10,000 for any one calendar year.

     The cost of the Executive Medical Reimbursement Plan is borne by the Company.